Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement of SL Science Holding Limited on Form F-1 of our report dated June 18, 2026, with respect to the audited consolidated financial statements of SL BIO Ltd. and subsidiaries (collectively the “Company”) as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which report included in this Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ ARK Pro CPA & Co

ARK Pro CPA & Co

Hong Kong, China

July 31, 2026